OXIGENE AND TECHNICLONE SIGN A LETTER OF INTENT FOR A JOINT VENTURE IN THE
                             VASCULAR TARGETING AREA

Boston, MA, Stockholm, Sweden, and Tustin, CA, March 7, 2000 - OXiGENE, Inc. (NASDAQ: OXGN; SSE: OXGN) and TECHNICLONE (Nasdaq: TCLN) today announced that they have signed a Letter of Intent to jointly develop and commercialize TECHNICLONE's Vascular Targeting Agent (VTA) technology. OXiGENE will make available to the project access to its next generation of tubulin-binding compounds for use in combination with the VTA technology. This contemplated joint venture will combine two of the most promising new vascular targeting technologies for the development of the next generation of cancer therapeutic agents. The joint venture arrangement will include an upfront licensing fee and milestone payment to TECHNICLONE by OXiGENE as well as OXiGENE's substantial funding of development expenses related to commercializing a VTA product. The two companies will also share royalties and certain fees generated by the joint venture.

TECHNICLONE's VTA's are based on targeting molecules that bind specifically to vascular endothelial cells in tumor blood vessels. The targeting molecule is linked to one of several different types of effector molecules, including drugs, coagulants, radioisotopes and toxins. After binding to tumor vessels, the effector molecule destroys the tumor vessels, which kills the tumor by starving it of oxygen and nutrients. TECHNICLONE has received extensive patent protection for this area in the last year and plans to continue to sublicense the technology to other companies in areas that do not conflict with the joint venture's TECHNICLONE/OXiGENE combination strategy.

Under the proposed terms, TECHNICLONE will supply it's intellectual property and the expertise of Dr. Phil Thorpe Professor of Pharmacology at the University of Texas Southwestern Medical Center and the inventor of TECHNICLONE's VTA technology, along with the most promising lead candidates he has developed to date. OXiGENE will provide funding in the form of milestone payments and development costs along with its expertise in the preclinical and clinical development areas as well as its next generation tubulin-binding compounds. The joint venture will collaborate on research and development of those compounds for use in combination with the VTA technology.

"This partnership will enable us to develop VTA's rapidly and efficiently. OXiGENE is committed to getting these compounds into humans as quickly as possible. They possess the critical expertise, the track record and the resources to accomplish this goal. I am excited about working with this joint team to develop and commercialize this area," Dr.Thorpe stated.

OXiGENE's anti-tumor vascular targeting agent, Combretastatin A4 Prodrug,
(CA4P), recently licensed to Bristol Myers Squibb, is one of a new class of anti-cancer therapies that act by directly reducing a tumor's blood supply through a tubulin-binding mechanism. CA4P is different from angiogenic inhibitors now in clinical development in that it attacks pre-existent tumor vasculature, unlike anti-angiogenic agents that inhibit the formation of new tumor vasculature.

 "We are very pleased to be able to work with TECHNICLONE to develop the next generation of VTA's for treating cancer. We believe many of tomorrow's new drugs will emanate from today's antibody technology. OXiGENE is leading the way in the vascular targeting area with its combretastatin technology that specifically targets blood vessels in tumors. By partnering with TECHNICLONE's VTA technology, we believe we will be able to target tumor blood vessels more specifically by using antibodies and other targeting agents, thus increasing the therapeutic potential for these compounds as well as others" said Bjorn Nordenvall, Ph.D., M.D., President and CEO of OXiGENE. "Success in this area would not only give us the opportunity of developing new VTA compounds but may also open some new business areas for us in the future," he further stated.

"We believe this joint venture will form the premier vascular targeting entity in the world. The joint venture will have the combined resources to develop and rapidly advance these technologies to commercialization. Techniclone and the joint venture will continue to sublicense specific uses of the VTA technology to selected companies that are conducting research in areas that are not the focus of the joint venture. Together we will strive to maximize the full potential of our platform technology. This partnership has many potential product opportunities to explore," said John Bonfiglio, Ph.D., Interim President of Techniclone Corporation.

The letter of intent provides for an exclusive period for completion of a definitive agreement. The transaction is subject to further medical, technical, business, financial and legal due diligence and will be subject to customary closing conditions. There can be no assurance that a definitive agreement will be reached.

OXiGENE is an international biopharmaceutical company, and a world leader in vascular targeting, developing a diverse portfolio of innovative products to combat cancer and other major diseases. The Company's mission is to develop new therapeutics that will enhance the effectiveness of traditional cancer treatments and to introduce therapies that attack cancer in new ways. OXiGENE has its international corporate headquarters in Stockholm, Sweden and its United States headquarters in Boston, MA. Please feel free to visit the Company's Website at: www.oxigene.com.

TECHNICLONE Corporation is a biopharmaceutical company focused on the development, commercialization and licensing of unique technologies for the treatment of cancer, primarily based on its "collateral targeting technologies." These technologies therapeutically target cell structures and cell types, rather than surface cancer cells, as a means to attack solid tumors, without causing damage to surrounding healthy tissue. The Company has three collateral technologies: Cotara(TM), Vasopermeation Enhancement Agents (VEA), and Vascular Targeting Agents (VTA). The Company also has a direct tumor targeting agent called Oncolym(R) for the treatment of advanced non-Hodgkin's B-cell Lymphoma. Oncolym(R) has been licensed to Schering AG, Germany, which is now responsible for all existing and future Oncolym(R) clinical trial programs as well as marketing.

Certain statements made in this press release related to consummation of a definitive agreement between the two parties, and success of the Company's business and technology goals are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause the Company's (OXiGENE's) actual results or outcomes to be materially different from those anticipated and discussed in this press release. Factors that may cause such a difference include, but are not limited to, those risks and uncertainties associated with the regulatory approval of the Company's proprietary drugs, and other risks included in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission during the past 12 months.